EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Changes in the Board of Directors and Management Responsibilities

WOOSTER, Ohio, May 30, 2012 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the holding company parent of Wayne Savings Community Bank, announces the following changes in responsibilities on the boards of directors and management for the Company and the Bank.

Peggy J. Schmitz has been elected Chair of the Board of Directors of Wayne Savings Bancshares, Inc., succeeding James C. "Cy" Morgan II, who retired from the Boards of the Company and the Bank following the May 24, 2012 meeting of shareholders after reaching the Company's mandatory retirement age. Ms. Schmitz, a director since 2008, will also chair the Board's Executive Committee.

Jonathan Ciccotelli, CPA, has been elected Lead Director of the Board of Directors of Wayne Savings Bancshares, Inc. and Wayne Savings Community Bank. Mr. Ciccotelli has been a director since 2010 and has served and will continue to serve as chair of the Company's Audit Committee.

David L. Lehman and Glenn W. Miller, CPA, have been elected as directors of both Wayne Savings Bancshares, Inc. and Wayne Savings Community Bank. Mr. Lehman will chair the Nominating and Corporate Governance Committee and will join the Compensation Committee. Mr. Miller will join the Audit and Compensation Committees.

Rod C. Steiger has been elected Chair of the Board of Directors of Wayne Savings Community Bank. Mr. Steiger will continue as Chief Executive Officer of Wayne Savings Community Bank and as President and Chief Executive Officer of Wayne Savings Bancshares, Inc. Mr. Steiger has been a director of both the Company and the Bank since 2008 and became President and CEO of both entities in January 2011.

H. Stewart Fitz Gibbon III has been appointed President of Wayne Savings Community Bank and elected to a three year term as a director of the Bank. He will continue as Chief Operating Officer, Chief Risk Officer, Corporate Secretary and Treasurer of both the Company and the Bank. Mr. Fitz Gibbon joined the Company and the Bank in September 2005 as Chief Financial Officer, Corporate Secretary and Treasurer. He assumed responsibility as Chief Operating Officer and Chief Risk Officer of the Company and the Bank in May 2011.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT: Rod C. Steiger
         President
         Chief Executive Officer
         (330) 264-5767